CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation of the financial statements dated December 31, 2005 and September 30, 2004 for the filing of the S-8. Our report included herein dated March 15, 2005, relating to the financial statements of Pipeline Data Inc.





/s/ Drakeford & Drakeford, LLC
    Certified Public Accountants
    March 15, 2005